As filed with the Securities and Exchange Commission on July 26, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SEI INVESTMENTS COMPANY
(Exact name of registrant as specified in its charter)

Pennsylvania	23-1707341
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Freedom Valley Drive
Oaks, Pennsylvania 19456-1100
(610) 676-1000
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SEI Investments Company 2024 Omnibus Equity Compensation Plan
SEI Investments Company Employee Stock Purchase Plan

(Full Titles of the Plans)

Michael N. Peterson
Executive Vice President, General Counsel
SEI Investments Company
1 Freedom Valley Drive
Oaks, Pennsylvania 19456-1100
(610) 676-1000
 (Name and address and telephone number, including area code, of agent for service)

Copies of all communications to:

JUSTIN W. CHAIRMAN, ESQ.
Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, PA 19103
(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “or an emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the SEI Investments Company 2024 Omnibus Equity Compensation Plan (the “Omnibus Plan”) or the SEI Investments Company Employee Stock Purchase Plan (the “ESPP”), as appropriate, which plans are covered by this Registration Statement, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission, or the “Commission,” either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by SEI Investments Company, or the registrant, with the Commission are incorporated by reference into this Registration Statement:

•
The registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 20, 2024, as amended by Amendment No. 1 thereto, filed with the Commission on February 22, 2024;

•	The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed with the Commission on April 29, 2024, and June 30, 2024, filed with the Commission on July 26, 2024;

•	The registrant’s Current Reports on Form 8-K filed with the Commission on February 1, 2024, February 5, 2024, March 1, 2024 and May 30, 2024; and

•
The description of the Registrant’s shares of Common Stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A registering the Registrant’s shares of common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, filed with the Securities and Exchange Commission, or the Commission on June 18, 1999, and any amendment or report filed with the Commission for purposes of updating such description.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended, or the PBCL, contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17, Subchapter D of the PBCL.

Section 3.01(b) of the Registrant’s Bylaws provides that a director shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions do not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.

Section 7.01 of the Registrant’s Bylaws provides that the Registrant shall indemnify directors and officers against any liability incurred in connection with any proceeding in which the director or officer may be involved by reason of the fact that such person was serving in an indemnified capacity, including without limitation liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict products liability, except where such indemnification is expressly prohibited by applicable law or where the conduct has been determined to constitute willful misconduct or recklessness.

Section 7.04 of the Registrant’s Bylaws provides that the Registrant may maintain insurance or use any other arrangement to satisfy or secure its indemnification obligations. The Registrant has an insurance policy which insures its directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The exhibits filed as part of this registration statement are as follows:

Exhibit Number	Description

4.1
Articles of Incorporation of the Registrant as amended on January 21, 1983; incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1982.

4.2
Amendment to Articles of Incorporation of the Registrant, dated May 21, 1992; incorporated by reference to Exhibit 3.1.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

4.3
Amendment to Articles of Incorporation of the Registrant, dated May 26, 1994; incorporated by reference to Exhibit 3.1.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

4.4
Amendment to Articles of Incorporation of the Registrant, dated November 21, 1996; incorporated by reference to Exhibit 3.1.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4.5
Amendment to Articles of Incorporation of the Registrant, dated February 14, 2001; incorporated by reference to Exhibit 3.1.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

4.6	Amended and Restated By-Laws of the Registrant; incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K dated March 31, 2022.

4.7	SEI Investments Company 2024 Omnibus Equity Compensation Plan; incorporated by reference to Exhibit 10.15 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 30, 2024.

4.8
SEI Investments Company Employee Stock Purchase Plan as amended and restated on April 21, 2020; incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 20, 2024.

+5.1	Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

+23.1	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

+23.2	Consent of KPMG LLP.

+24.1	Powers of Attorney (included as part of the signature page hereof).

+107	Filing Fee Table.

+            Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oaks, Commonwealth of Pennsylvania, on July 26, 2024.

SEI INVESTMENTS COMPANY

By:	/s/ Ryan P. Hicke
Ryan P. Hicke
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below hereby appoints Ryan P. Hicke and Sean J. Denham, and each of them acting individually, as his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this registration statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this registration statement and any and all amendments thereto (including post-effective amendments and all other related documents) necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signature	Title	Date

/s/ Ryan P. Hicke	Chief Executive Officer and Director	July 26, 2024
Ryan P. Hicke	(Principal Executive Officer)

/s/ Sean J. Denham	Chief Financial Officer	July 26 2024
Sean J. Denham	(Principal Financial Officer)

/s/ Mark A. Warner	Chief Accounting Officer and Controller	July 26, 2024
Mark A. Warner	(Principal Accounting Officer)

/s/ Alfred P. West, Jr.	Executive Chairman of the Board and Director	July 26, 2024
Alfred P. West, Jr.

/s/ Jonathan A. Brassington	Director	July 26, 2024
Jonathan A. Brassington

/s/ William M. Doran	Director	July 26, 2024
William M. Doran

/s/ Carl A. Guarino	Director	July 26, 2024
Carl A. Guarino

/s/ Kathryn M. McCarthy	Director	July 26, 2024
Kathryn M. McCarthy

/s/ Stephanie D. Miller	Director	July 26, 2024
Stephanie D. Miller

/s/ Carmen V. Romeo	Director	July 26, 2024
Carmen V. Romeo